Exhibit 10.1

INVESTMENT ADVISORY AGREEMENT

BETWEEN

APS BDC, LLC

AND

OHA PRIVATE CREDIT ADVISORS II, L.P.

This Investment Advisory Agreement (this “Agreement”) is made as of January 2, 2026, by and between APS BDC, LLC, a Delaware limited liability company (the “Company”), and OHA Private Credit Advisors II, L.P., a Delaware limited partnership (the “Adviser”).

WHEREAS, the Company is a newly organized closed-end management investment company that intends to elect to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (together with the rules promulgated thereunder, the “1940 Act”);

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (together with the rules promulgated thereunder, the “Advisers Act”);

WHEREAS, the Company desires to retain the Adviser to provide investment advisory services to the Company in the manner and on the terms and conditions hereinafter set forth; and

WHEREAS, the Adviser is willing to provide investment advisory services to the Company in the manner and on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Adviser hereby agree as follows:

Section 1. Duties of the Adviser.

(a) Retention of Adviser. The Company hereby appoints the Adviser to act as an investment adviser to the Company and to manage (i) the “OHA Originated Loans,” which shall mean any loans or other portfolio investments derived from the investment (and, during the three years from the date of commencement of operations of the Company, reinvestment) of that certain $500 million funded and unfunded amounts (or such other amounts as may be reflected in the Commitment Agreement (as defined below) from time to time) committed to the Adviser (the “OHA Commitment”) by the Company pursuant to a commitment agreement (together with any amendments or supplements thereto, the “Commitment Agreement”), which shall, for the avoidance of doubt, include such assets purchased with borrowed amounts and shall reflect any allowances for loan losses or similar impairments that may be recognized under generally accepted accounting principles in the United States (“GAAP”); and (ii) Additional Co-Investments (as defined below, and together with the OHA Originated Loans, the “OHA Assets”), subject to the supervision of the board of directors of the Company (the “Board”), for the period and upon the terms herein set forth in accordance with:

(i) the investment objective, policies and restrictions that are set forth in the Company’s Registration Statement on Form 10 or other registration statements the Company may file with the U.S. Securities and Exchange Commission (the “SEC”), as applicable, as supplemented, amended or superseded from time to time (a “Registration Statement”), and in the Company’s confidential private placement memorandum, as amended from time to time, or as may otherwise be set forth in the Company’s reports filed in compliance with the Securities Exchange Act of 1934, as amended, as applicable;

(ii) during the term of this Agreement, all other applicable federal and state laws, rules and regulations, and the Company’s certificate of formation and limited liability company agreement, as they may be amended from time to time (the “Organizational Documents”);

(iii) such investment policies, directives, or regulatory restrictions as the Company may from time to time establish or issue and communicate to the Adviser in writing; and

(iv) the Company’s compliance policies and procedures as applicable to the Adviser and as administered by the Company’s Chief Compliance Officer.

(b) Responsibilities of Adviser. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement and any separate agreement between the parties:

(i) determine the composition of the OHA Assets, the nature and timing of the changes to the OHA Assets and the manner of implementing such changes in accordance with the Company’s investment objective, policies and restrictions;

(ii) identify investment opportunities and make investment decisions for the Company with respect to the OHA Assets, including negotiating the terms of investments in, and dispositions of, portfolio securities and other instruments on the Company’s behalf in respect of the same, subject to the oversight of CHS US Management LLC (the “Aranda Adviser”) as set forth below:

(1) the Adviser shall provide the Aranda Adviser not less than three (3) business days’ prior written notice (an “Investment Notice”) of any investment opportunities that the Adviser proposes, in its discretion, for investment by the Company. The Investment Notice shall set forth the principal terms and conditions of such investment opportunity, including a description of the proposed investment, the proposed amount of investment for purchase by the Company and the proposed purchase price, and whether such proposed investment is intended to be made alongside any OHA accounts. Upon request by the Aranda Adviser, the Adviser shall provide the Aranda Adviser with any readily available information that the Aranda Adviser may reasonably request (subject to legal or confidentiality restrictions to which the Adviser or any of its Affiliates is subject or any information otherwise subject to attorney-client privilege) in connection with such investment;

(2) with respect to any investment intended by the Adviser to be made by the Company, the Aranda Adviser shall be deemed for all purposes to have consented to the Company’s participation in such investment, unless the Aranda Adviser informs the Adviser of its election to not cause the Company to participate in such investment opportunity, within three (3) business days of receipt of an Investment Notice; and

(3) if the Aranda Adviser elects to participate in a proposed investment in accordance with this Section 1(b)(ii) (including through any deemed election), such election shall be deemed to apply to any follow-on investment or other additional investments with respect to such proposed investment. The Aranda Adviser hereby acknowledges and agrees that there can be no assurance that any investment opportunity set forth in an Investment Notice will be consummated within the timeframe described therein or at all. For the avoidance of doubt, whether or not the Aranda Adviser participates in an investment, the Adviser, its Affiliates, and other advisory clients shall not be prohibited from participating in any such investment.

(iii) monitor the OHA Assets;

(iv) perform due diligence on prospective portfolio companies with respect to the OHA Commitment and potential Additional Co-Investments;

(v) exercise voting rights in respect of OHA Assets;

(vi) serve on, and exercise observer rights for, boards of managers and similar committees of the Company’s portfolio companies that are OHA Assets;

(vii) from time to time and in accordance with the Adviser’s allocation policies, offer, subject to approval of the Board in its sole discretion, opportunities to the Company to co-invest alongside certain funds managed by the Adviser or its Affiliates in a particular investment outside of the Company’s core mandate or to the extent that the investment opportunity exceeds available Adviser-affiliated account capital (each, an “Additional Co-Investment”). The Adviser will furnish materials to the Board in connection with Additional Co-Investments, including underwriting materials for such Additional Co-Investments, in compliance with the Adviser’s exemptive relief;

(viii) call capital from Company investors from time to time in accordance with the terms of the OHA Commitment;

(ix) provide the Company with such other investment advisory and related services as the Company may, from time to time, reasonably require for the investment of capital;

(x) determine, as valuation designee (to the extent applicable) of the Company pursuant to Rule 2a-5 under the 1940 Act, the fair market value of the Company’s assets for which market quotations are not readily available, using its fair valuation procedures and fair valuation methodologies, as approved by the Board; and

(xi) to the extent permitted under the 1940 Act and the Advisers Act, on the Company’s behalf, and in coordination with any Sub-Adviser or Other Adviser (each as defined below) and any administrator, provide significant managerial assistance to those portfolio companies to which the Company is required to provide such assistance under the 1940 Act, including utilizing appropriate personnel of the Adviser to, among other things, monitor the operations of the Company’s portfolio companies, participate in board and management meetings, consult with and advise officers of portfolio companies and provide other organizational and financial consultation.

The Adviser’s services under this Agreement are not exclusive, and it is free to furnish similar services to other entities, and it intends to do so, so long as its services to the Company are not impaired.

(c) Power and Authority. To facilitate the Adviser’s performance of these undertakings, but subject to the restrictions contained herein, the Company hereby delegates to the Adviser (which power and authority may be delegated by the Adviser to one or more Sub-Advisers) with respect to the OHA Assets, and the Adviser hereby accepts, the power and authority to act on behalf of and in the name of the Company to effectuate investment decisions for the Company, including the negotiation, execution and delivery of all documents relating to the acquisition and disposition of the OHA Assets, the placing of orders for other purchase or sale transactions on behalf of the Company or any entity in which the Company has a direct or indirect ownership interest, including any interest rate, currency or other derivative instruments, and the engagement of any service providers deemed necessary or appropriate by the Adviser to the exercise of such power and authority. If it is necessary for the Adviser to make investments on behalf of the Company through a special purpose vehicle, the Adviser shall have authority to create, or arrange for the creation of, such special purpose vehicle and to make investments or obtain financing through such special purpose vehicle in accordance with applicable law. For the avoidance of doubt, the Company will bear all costs and expenses associated with the creation of such special purpose vehicles. The Company also grants to the Adviser power and authority to engage in all activities and transactions (and anything incidental thereto) that the Adviser deems, in its sole discretion, appropriate, necessary or advisable to carry out its duties pursuant to this Agreement with respect to the OHA Assets, including the authority to open accounts and deposit, maintain and withdraw funds of the Company or any of its subsidiaries in any bank, savings and loan association, brokerage firm or other financial institution.

(d) Acceptance of Appointment. The Adviser hereby accepts such appointment and agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein. Unless and until it resigns or is removed as investment adviser to the Company in accordance with this Agreement, the Adviser, to the extent of its powers as set forth in this Agreement, shall be an agent of the Company for the purpose of the Company’s business related to the OHA Assets, and action taken by the Adviser in accordance with such powers shall bind the Company.

(e) Sub-Advisers and Other Advisers. The Adviser is hereby authorized to enter into one or more sub-advisory agreements (each, a “Sub-Advisory Agreement”) with other investment advisers (each a “Sub-Adviser”), pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder, subject to the oversight of the Adviser and/or the Company, with the scope of such services and oversight to be set forth in each Sub-Advisory Agreement.

(i) The Adviser, and not the Company, shall be responsible for any compensation payable to any Sub-Adviser; provided, however, that the Adviser shall have the right to direct the Company to pay directly any Sub-Adviser the amounts due and payable to such Sub-Adviser from the fees and expenses otherwise payable to the Adviser under this Agreement.

(ii) Any Sub-Advisory Agreement entered into by the Adviser shall be in accordance with the requirements of the 1940 Act and the Advisers Act, including, without limitation, the requirements of the 1940 Act relating to Board and Company Unitholder(s) approval thereunder, and other applicable federal and state law.

(iii) Any Sub-Adviser shall be subject to the same fiduciary duties as are imposed on the Adviser pursuant to this Agreement, the 1940 Act and the Advisers Act, as well as other applicable federal and state law.

(iv) The Company may retain other investment advisers (such advisers, “Other Advisers”) in accordance with the requirements of the 1940 Act, and the Adviser shall coordinate its operations with such Other Advisers in good faith.

(f) Independent Contractor Status. The Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(g) Record Retention. Subject to review by and the overall control of the Board, the Adviser shall maintain and keep all books, accounts and other records of the Adviser that relate to activities performed by the Adviser hereunder as required under the 1940 Act and the Advisers Act. The Adviser agrees that all records that it maintains and keeps for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered to the Company upon the termination of this Agreement or otherwise on written request by the Company. The Adviser further agrees that the records that it maintains and keeps for the Company shall be preserved in the manner and for the periods prescribed by the 1940 Act, unless any such records are earlier surrendered as provided above. The Adviser shall have the right to retain copies, or originals where required by Rule 204-2 promulgated under the Advisers Act, of such records to the extent required by applicable law. The Adviser shall maintain records of the locations where books, accounts and records are maintained among the persons and entities providing services directly or indirectly to the Adviser or the Company.

Section 2. Compensation of the Adviser.

The Company agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (“Base Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth. Any of the fees payable to the Adviser under this Agreement for any partial quarter or year, as the case may be, shall be appropriately prorated based on the actual number of days elapsed during such quarter or year, as the case may be, as a fraction of the number of days in the relevant quarter or year.

(a) Base Management Fee. The Base Management Fee is payable quarterly in arrears and shall be appropriately prorated for any partial quarter, if any. The Base Management Fee shall be calculated at an annual rate of (i) 1.25% of the Company’s fair market value attributable to the OHA Originated Loans (excluding cash and cash equivalents) as of the beginning of the first business day of the quarter, as determined in accordance with GAAP, less the Deemed Leverage Assumption (as defined below), from the commencement of the Company’s operations until the approval by the Board of the commencement of Phase Two (as defined below); and (ii) beginning in Phase Two, 1.00% of the Company’s fair market value attributable to the OHA Originated Loans as of the beginning of the first business day of the quarter, as determined in accordance with GAAP, less the Deemed Leverage Assumption. To the extent Phase Two commences other than at the beginning of a quarter, the fee calculation for the applicable quarter shall be appropriately prorated as between the fee described in clause (i) of this Section 2(a) and clause (ii) of this Section 2(a), as applicable.

(b) Incentive Fee. The Incentive Fee is divided into two parts: (1) an income incentive fee and (2) a capital gains incentive fee, each payable as set forth below.

(i) Income Incentive Fee. The first part of the incentive fee is based on income, whereby the Company will pay the Adviser quarterly in arrears 10.0% of its Investment Income Returns (as defined below) for the relevant calendar year subject to a 6.0% annualized hurdle rate on the fair market value of the OHA Originated Loans as of the first business day of the quarter, inclusive of deemed borrowing at a 1:1 debt-to-equity ratio (such deemed borrowing, the “Deemed Leverage Assumption” and such hurdle rate, the “Hurdle Rate”). “Investment Income Returns” means dividends, cash interest or other distributions or other cash income and any third-party fees received from portfolio companies (such as upfront fees, commitment fees, origination fee, amendment fees, ticking fees and break-up fees, as well as prepayment premiums) accrued during the quarter with respect to OHA Originated Loans, less the Deemed Cost of Leverage (as defined below), attributable to the OHA Originated Loans during the quarter. The “Deemed Cost of Leverage” shall be the product of (i) an amount equal to the deemed borrowing resulting from the Deemed Leverage Assumption (ii) times (a) the Company’s weighted average cost of outstanding indebtedness during the applicable quarter or (b) if no indebtedness is outstanding during the quarter, the Secured Overnight Financing Rate + 2.00%. Investment Income Returns includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with payment-in-kind interest and zero-coupon securities), accrued income that the Company has not yet received in cash. Investment Income Returns does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation.

(1) Investment Income Returns shall be compared to the Hurdle Rate. The Company shall pay the Adviser an incentive fee with respect to its Investment Income Returns as follows:

(A) no incentive fee based on Investment Income Returns in any calendar quarter in which the Company’s Investment Income Returns does not exceed the Hurdle Rate;

(B) 100% of Investment Income Returns with respect to that portion of such Investment Income Returns, if any, that exceeds the Hurdle Rate but is less than 1.667% in any calendar quarter. This portion of the Investment Income Returns (which exceeds the Hurdle Rate but is less than 1.667% per quarter) is referred to as the “catch-up.” The “catch-up” is meant to provide the Adviser with approximately 10.0% of the Company’s Investment Income Returns as if a Hurdle Rate did not apply if Investment Income Returns exceeds 1.667% in any calendar quarter; and

(C) 10.0% of the Investment Income Returns, if any, that exceeds 1.667% in any calendar year, which reflects that once the Hurdle Rate is reached and the catch-up is achieved, 10.0% per quarter (of all Investment Income Returns for such quarter) are paid to the Adviser.

(ii) Capital Gains Incentive Fee. The Company shall pay the Adviser a capital gains incentive fee calculated and payable annually in arrears in cash as of the end of each calendar year or upon the termination of this Agreement in an amount equal to 10.0% of the Company’s realized capital gains with respect to the OHA Originated Loans, if any, on a cumulative basis from the date of inception through the end of a given calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gains incentive fees calculated in accordance with GAAP.

(c) Waiver or Deferral of Fees. The Adviser shall have the right to elect to waive or defer all or a portion of the Base Management Fee, Incentive Fee that would otherwise be paid to it. Prior to the payment of any fee to the Adviser, the Company shall obtain written instructions from the Adviser with respect to any waiver or deferral of any portion of such fees. Any portion of a deferred fee payable to the Adviser and not paid over to the Adviser with respect to any calendar quarter or year shall be deferred without interest and may be paid over in any such other quarter prior to the termination of this Agreement, as the Adviser may determine upon written notice to the Company.

Section 3. Covenant of the Adviser.

The Adviser covenants that it is registered as an investment adviser under the Advisers Act on the effective date of this Agreement, and shall maintain such registration until the expiration or termination of this Agreement. The Adviser agrees that its activities shall at all times comply in all respects with all applicable federal and state laws, rules and regulations governing its operations and investments, except to the extent that any such noncompliance would not have, and would not reasonably be expected to have, a material adverse effect on the ability of the Adviser to fulfill its obligations under this Agreement. The Adviser agrees to observe and comply with applicable provisions of the code of ethics adopted by the Company pursuant to Rule 17j-1 under the 1940 Act, as such code of ethics may be amended from time to time.

Section 4. Brokerage Commissions.

The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account factors, including without limitation, price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to its portion of the Company’s portfolio, and is consistent with the Adviser’s duty to seek the best execution on behalf of the Company. Notwithstanding the foregoing, with regard to transactions with or for the benefit of the Company, the Adviser may not pay any commission or receive any rebates or give-ups, nor participate in any business arrangements which would circumvent this restriction.

Section 5. Other Activities of the Adviser.

The services of the Adviser to the Company are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment-based accounts or commingled pools of capital, however structured, having investment objectives similar to or different from those of the Company, and nothing in this Agreement shall limit or restrict the right of any officer, director, equityholder (and their equityholders or members, including the owners of their equityholders or members), or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law). The Adviser assumes no responsibility under this Agreement other than to render the services set forth herein.

During the term of this Agreement and for a period of one year following any termination or non-renewal of this Agreement for any reason, the Company shall not, directly or indirectly on behalf of itself or any other person or entity: (a) solicit the employment of or employ any partners, stockholders, directors, trustees, officers, employees, consultants and/or associated persons (each, an “Associate”) of the Adviser, any Sub-Adviser or any of their respective Affiliates (collectively, “Adviser Persons”) or any person or entity who was an Associate of an Adviser Person during the one-year period preceding such proposed solicitation or employment, or (b) induce, persuade or attempt to induce or persuade the discontinuation of, or in any way interfere or attempt to interfere with, the relationship between an Adviser Person and any Associate of such Adviser Person or any person or entity who was an Associate of such Adviser Person during the one-year period preceding such proposed inducement, persuasion or interference or attempted inducement, persuasion or interference. The parties intend that any provision of this Section 5 held invalid, illegal or unenforceable only in part or degree because of the duration or geographic scope thereof shall remain in full force to the extent not held invalid, illegal or unenforceable.

For purposes of this Agreement, “Affiliate” or “Affiliated” or any derivation thereof means with respect to any individual, corporation, partnership, trust, joint venture, limited liability company or other entity or association (“Person”): (a) any Person directly or indirectly owning, controlling, or holding, with the power to vote, 25% or more of the outstanding voting securities of such other Person; (b) any Person 25% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (c) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (d) any executive officer, director, trustee or general partner of such other Person; or (e) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

Section 6. Responsibility of Dual Directors, Officers and/or Employees.

If any person who is a director, officer, equityholder or employee of the Adviser is or becomes a director, officer, member and/or employee of the Company and acts as such in any business of the Company, then such director, officer, equityholder and/or employee of the Adviser shall be deemed to be acting in such capacity solely for the Company, and not as a director, officer, equityholder or employee of the Adviser or under the control or direction of the Adviser, even if paid by the Adviser.

Section 7. Limitation of Liability.

To the fullest extent permitted by law, none of the Adviser, any Sub-Adviser, each of their respective directors, trustees, officers, equityholders or members (and their equityholders or members, including the owners of their equityholders or members), agents, employees, controlling persons (as determined under the 1940 Act (“Controlling Persons”)), any other person or entity Affiliated with the Adviser or Sub-Adviser (including each of their respective directors, trustees, officers, equityholders or members (and their equityholders or members, including the owners of their equityholders or members), agents, employees or Controlling Persons) and any other person or entity acting on behalf of the Adviser or Sub-Adviser (each, a “Protected Person”) shall be liable to the Company or any Unitholders for (a) any action taken or omitted to be taken, or alleged to be taken or omitted to be taken, by a Protected Person or any other person with respect to the Company, including any negligent act or failure to act, except for any liability resulting from such Protected Person’s own intentional and material breach of this Agreement, fraud, willful misfeasance or gross negligence or (b) losses due to the negligence of brokers or other agents of the Company unless such Protected Person was responsible for the selection of such broker or other agent and such Protected Person acted in such selection with fraud, willful misfeasance or gross negligence. Each Protected Person may consult with counsel and accountants in respect of Company affairs (including interpretations of this Agreement) and shall be fully protected and justified in any action or inaction that is taken or omitted in good faith, in reliance upon and in accordance with the advice or opinion of such counsel or accountants selected without fraud, willful misfeasance or gross negligence. In determining whether a Protected Person acted with the requisite degree of care, such Protected Person shall be entitled to rely on written or oral reports, opinions, certificates and other statements of the officers, directors, employees, consultants, attorneys, accountants and professional advisors of the Company and the Adviser, selected without fraud, willful misfeasance or gross negligence; provided, that such counsel or accountants were provided with all facts known by the Company or the Adviser (and believed to be material) in connection with the advice being sought. In no event shall the Adviser be responsible for or otherwise liable to the Company or any other person for the activities of the Other Advisers.

Section 8. Indemnification.

(a) Indemnification of Protected Persons. To the fullest extent permitted by law, the Company shall indemnify, hold harmless, protect and defend each Protected Person from and against any and all losses, claims, damages, costs, liabilities and/or actions, suits or proceedings (whether civil, criminal, administrative or investigative and whether such action, suit or proceeding is brought or initiated by the Company or a third party), including legal fees or other expenses incurred in investigating or defending against any such losses (including trade error losses), claims, damages, costs, liabilities or actions, suits or proceedings, and any amounts expended in settlement of any claims approved by the Company and/or the Adviser, as applicable (collectively, “Liabilities”), to which any Protected Person may become subject:

(i) by reason of any act or omission or alleged act or omission (even if negligent) performed or omitted to be performed on behalf of the Company, its Adviser and/or any of their respective Affiliates or otherwise in connection with the business of the Company or its investment activities;

(ii) by reason of the fact that such Protected Person is or was acting (or omitting to act) in connection with the business of the Company or its investment activities or its investment adviser in any capacity or that it is or was serving at the request of the Company as a direct or indirect partner, stockholder, member, director, officer, employee, manager, trustee, and/or legal representative of any Person, including any subsidiary or any issuer;

(iii) by reason of any other act or omission or alleged act or omission (even if negligent) arising out of or in connection with the activities of the Company; or

(iv) by reason of any action or inaction of an Other Adviser;

unless, in each case, such Liability was determined by a court of competent jurisdiction to have resulted solely from such Protected Person’s own intentional and material breach of this Agreement, fraud, willful misfeasance or gross negligence. In addition, the Company may indemnify and hold harmless other service providers of the Company on the same or similar (or other) terms as those described herein with respect to Protected Persons.

(b) Reimbursement of Expenses. The Company shall promptly reimburse each Protected Person (upon receipt of an undertaking by or on behalf of such Protected Person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized in this Section 8, or as may otherwise be required by the 1940 Act) the attorneys’ fees and other fees, costs and expenses (as incurred to the extent permitted by the 1940 Act) of each Protected Person in connection with investigating, preparing to defend or defending any claim, lawsuit, action or other proceeding relating to any Liabilities for which such Protected Person may be indemnified pursuant to this Section 8; provided that, if it is determined by a court of competent jurisdiction that such Protected Person is not entitled to the indemnification provided by this Section 8, then such Protected Person shall repay such reimbursed or advanced amounts to the Company; and provided, further, that the advancement of reasonable legal or other expenses (as incurred) provided by this Section 8(b) shall not be permitted if the related claim, lawsuit or other proceeding has been brought forth by a “majority-in-interest” (as defined in the Operating Agreement). Notwithstanding the foregoing or any other provision herein, in the event that it is finally judicially determined (including by way of another applicable court of competent jurisdiction overturning a prior decision of a court of first instance) that a Protected Person did not engage in the conduct described in the final paragraph of Section 8(a), then the exculpation, indemnification, advancement and reimbursement terms described in Section 7 and this Section 8(b) (including such Protected Person’s entitlement to indemnification and reimbursement) shall be applied and determined based solely on such final judicial determination.

(c) Survival and Limitation of Protection.

(i) The provisions of this Section 8 shall continue to afford protection to each Protected Person regardless of whether such Protected Person remains in the position or capacity pursuant to which such Protected Person became entitled to indemnification under this Section 8 and regardless of any subsequent amendment to this Agreement; provided that no such amendment shall reduce or restrict the extent to which these indemnification provisions apply to actions taken or omissions made prior to the date of such amendment.

(ii) The rights of indemnification provided in this Section 8 shall be in addition to any rights to which a Protected Person may otherwise be entitled by contract or as a matter of law, and shall extend to each of such Protected Person’s heirs, successors and assigns.

Section 9. Effectiveness, Duration and Termination of Agreement.

(a) Term and Effectiveness. This Agreement shall become effective as of the first date written above. Once effective, this Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive one-year periods; provided that such continuance is specifically approved at least annually by: (i) the vote of the Board, or by the vote of a Majority of Outstanding Voting Securities (as defined below) and (ii) the vote of a majority of the members of the Board who are not “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) of the Company (the “Independent Board Members”), in accordance with the requirements of the 1940 Act, or as otherwise permitted under Section 15 of the 1940 Act. A “Majority of Outstanding Voting Securities” means the lesser of (i) 67 percent or more of the outstanding voting securities of the Company present at a meeting of the members of the Company, if the holders of more than 50 percent of the outstanding voting securities of the Company are present or represented by proxy at such meeting; or (ii) more than 50 percent of the outstanding voting securities of the Company.

(b) Termination. This Agreement may be terminated at any time, without the payment of any penalty, (i) by the Company upon 60 days’ prior written notice to the Adviser: (A) upon the vote of a Majority of Outstanding Voting Securities or (B) by the vote of the Independent Board Members; or (ii) by the Adviser upon not less than 60 days’ prior written notice to the Company. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of construing Section 15(a)(4) of the 1940 Act). The provisions of Sections 7 and 8 shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed to it under Section 2 through the date of termination or expiration and Sections 7 and 8 shall continue in force and effect and apply to the Adviser and its representatives as and to the extent applicable.

(c) Duties of Adviser Upon Termination. The Adviser shall promptly upon termination of this Agreement:

(i) deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(ii) deliver to the Board all assets and documents of the Company then in custody of the Adviser; and

(iii) cooperate with the Company to provide an orderly transition of services.

(d) Phase Two. The Board may, in accordance with the terms of that certain administration agreement (the “Administration Agreement”) between the Company and the Adviser in its capacity as administrator, terminate the Administration Agreement and cause this Agreement to be considered to be in phase two (“Phase Two”) immediately thereafter.

Section 10. Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered, emailed or mailed, postage prepaid, to the other party at the address listed below or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.

Section 11. Amendments.

This Agreement may be amended by mutual written consent of the parties; provided that the consent of the Company is required to be obtained in conformity with the requirements of the 1940 Act.

Section 12. Severability.

If any provision of this Agreement shall be declared illegal, invalid, or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.

Section 13. Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.

Section 14. Governing Law.

Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Company is regulated as a BDC under the 1940 Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act and the Advisers Act. In such case, to the extent the applicable laws of the State of New York or any of the provisions herein conflict with the provisions of the 1940 Act or the Advisers Act, the 1940 Act and the Advisers Act shall control.

Section 15. Third Party Beneficiaries.

Except for any Sub-Adviser and any Protected Person, such Sub-Adviser and the Protected Persons each being an intended beneficiary of this Agreement, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

Section 16. Entire Agreement.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

Section 17. Insurance.

The Company shall acquire and maintain a directors and officers liability insurance policy or similar insurance policy, which may name the Adviser and any Sub-Adviser each as an additional insured party (each an “Additional Insured Party” and collectively the “Additional Insured Parties”). Such insurance policy shall include reasonable coverage from a reputable insurer. The Company shall make all premium payments required to maintain such policy in full force and effect; provided, however, each Additional Insured Party, if any, shall pay to the Company, in advance of the due date of such premium, its allocated share of the premium. Irrespective of whether the Adviser and any Sub-Adviser is a named Additional Insured Party on such policy, the Company shall provide the Adviser and any Sub-Adviser with written notice upon receipt of any notice of: (a) any default under such policy; (b) any pending or threatened termination, cancellation or non-renewal of such policy or (c) any coverage limitation or reduction with respect to such policy. The foregoing provisions of this Section 18 notwithstanding, the Company shall not be required to acquire or maintain any insurance policy to the extent that the same is not available upon commercially reasonable pricing terms or at all, as determined in good faith by the required majority (as defined in Section 57(o) of the 1940 Act) of the Board.

Section 18. Miscellaneous.

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

Section 19. Representations and Warranties.

The Adviser hereby represents and warrants to and agrees with the Company that as of the date of this Agreement:

(i) the Adviser is a limited partnership duly formed and validly existing under the laws of the State of Delaware and has all requisite limited partnership power and authority to carry on its business as currently conducted and as proposed to be conducted pursuant to this Agreement;

(ii) the Adviser is duly qualified to transact business in every jurisdiction in which the character of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business operations or financial condition of the Adviser;

(iii) the execution and delivery of this Agreement by the Adviser has been authorized by all necessary action on behalf of the Adviser, and is a legal, valid and binding agreement of the Adviser, enforceable against the Adviser in accordance with its terms;

(iv) to its knowledge, the execution and delivery of this Agreement by the Adviser and the performance of its obligations hereunder will not conflict with or result in any material violation or default under any provision of the limited partnership agreement of the Adviser or any other material agreement or instrument to which the Adviser is a party, or by which it or any of its properties are bound, or any material order, writ, permit, franchise, judgment, decree, statute, rule or regulation applicable to the Adviser or its businesses or properties, except where such conflict, violation or default would not have a material adverse effect on the Adviser’s management of the Company’s assets, or require the Adviser to make any material filing or registration with, or obtain any material approval, authorization, license or consent of, any court or governmental department, agency or authority or self-regulatory authority or any party to an agreement that has not already been duly and validly obtained, except where the failure to make such filing or registration or to obtain such approval, authorization, license or consent would not have a material adverse effect on the Adviser’s management of the Company’s assets; and

(v) the Adviser is registered as an investment adviser with the SEC under the Advisers Act.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

APS BDC, LLC,
a Delaware limited liability company

550 Madison Avenue, 34th Floor New York, NY 10022

By:	/s/ Eric Muller
Name: Eric Muller
Title: Chief Executive Officer

OHA PRIVATE CREDIT ADVISORS II, L.P.,
a Delaware limited partnership

1 Vanderbilt Avenue, 16th Floor
New York, NY 10036

By:	/s/ William Bohnsack
Name: William Bohnsack
Title: Vice President

[Signature Page to Investment Advisory Agreement]